Exhibit 4.21

LEASE AMENDMENT #189099

LEASE AMENDMENT (“Agreement”) made as of May 1, 2005, between NEVADA LAND AND RESOURCE COMPANY, LLC, a Nevada Limited Liability Company (hereinafter “NLRC”), and NORAMEX CORPORATION, a Nevada corporation, (hereinafter Lessee”).

RECITALS:

NLRC is the Lessor and NORAMEX CORPORATION is the Lessee under that certain Geothermal Lease, dated August 1, 2004 and designated in the files of NLRC as Contract No. 189099, relating to use of Premises situate in the County of Washoe, State of Nevada, (the “Premises”). Said contract, together with any and all modifications, supplements and amendments thereto, whether or not referred to above, being hereinafter called the “Lease”.

Lessor and Lessee desire to amend the aforementioned Lease, effective May 1, 2005, upon the terms and conditions hereinafter set forth.

AGREEMENT

1.

The description of the Premises is amended to include the following Leased acreage, more particularly described as that property situate in Washoe County

Township 23 North, Range 24 East, MDB&M

Section 11

All

640.00 acres

The Leased acreage is more particularly described in Revised Exhibit “A”, attached hereto and made a part hereof, which shall replace any and all previous legal descriptions or Exhibits of said Lease.

2.

The above addition changes the current Leased acreage from 4,426.69 acres to 5,066.69, a total addition of 640.00 acres.

3.

It is mutually understood and agreed that the Lease fee shall be increased to $10,133.38 payable annually in advance, and continuing each subsequent year, during the term of the Agreement, with an annual increase per the-terms of the Lease Agreement

4.

Except as herein amended and supplemented, the Lease shall remain unchanged and continue in full force and effect as written

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first written above.

NEVADA LAND AND RESOURCE COMPANY, LLC	NORAMEX CORPORATION
COMPANY, LLC
/s/ Brian Fairbank
Dorothy Timian-Palmer	Brian Fairbank
Chief Operating Officer	President

REVISED EXHIBIT “A”
Noramex Corporation
Geothermal Lease #189099

		Acres
All that property situated in Churchill County, NV, more particularly described as:

Township 23 North, Ranqe 25 East, M.D.M.
Section 05	All	754.24
Township 24 North, Ranqe 25 East, M.D.M.
Section 29	All	640.00
Section 31	All	581.40

	Acres leased in Churchill County	1975.64

All that property situated in Washoe County, NV, more particularly described as:

Township 23 North; Ranqe 24 East, M.D.M.
Section 01	All	695.01
Section 03	All	700.52
Section 11	All	640.00
Township 24 North, Ranqe 24 East, M.D.M.
Section 35	SW/4 W/2 NW/4, W/2 E/2 NW/4	280.00
Section 35	E/2 NE/4, NE/4 SE/4, E/2 NW /4 NE/4, E/2 SE/4 SE/4	160.00
Township 23 North, Range 25 East, M.D.M.
Section 07	All	615.52
	Acres leased in Washoe County:	3091.05
Total Acres in Geothermal Lease #189099		5066.69